EX-99.9

MITY ENTERPRISES, INC. PRESS RELEASE (May 31, 2001)

FOR IMMEDIATE RELEASE:

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          Chief Financial Officer and Chief Operating Officer
          MITY Enterprises, Inc.
          801-224-0589


              MITY ENTERPRISES INC. ANNOUNCES RESULTS FOR FOURTH
              QUARTER/FISCAL YEAR

OREM, Utah -- Gregory L. Wilson, president and chief executive officer of MITY Enterprises, Inc. (Nasdaq:MITY), today announced operating results for the fourth quarter and fiscal year ended March 31, 2001.

Net sales for the fourth quarter totaled $14.7 million, up 8% from $13.6 million a year ago. Prior to recording a charge related to the write off of inventory in the Company's DO Group and CenterCore operations, the Company's net income would have been approximately $744,000. With the charge, the Company posted net income for the quarter of $177,000, compared to a net income of $1.2 million reported for the fourth quarter in the previous year. Basic and diluted earnings per share for the recent quarter amounted to $0.03 -- compared with basic and diluted earnings per share of $0.24 and $0.23, respectively, a year ago. The write off charge totaled ($0.11) per share for the quarter.

As compared to the fourth quarter of fiscal 2000, the increase in sales came from sales growth of 15% in the Company's multipurpose room unit and 21% in the healthcare seating unit. The additional sales from the DO Group acquisition partially offset declining sales in the CenterCore subsidiary.

For the fiscal year ended March 31, 2001, net sales totaled $59.4 million, up 25% from $47.5 million a year ago. Excluding the charges during the year related to inventory write offs, additional bad debt reserves, and impairment of goodwill related to the DO Group and CenterCore operations, net income would have been $2.0 million. With the charges, net income for the fiscal year was $4,000 compared with $4.7 million in the previous year. Basic and diluted earnings per share for the twelve-month period were $0.00. These compare with basic and diluted earnings per share of $0.98 and $0.92, respectively, for the prior year period. The charges for inventory write offs, bad debt reserves, and impairment of goodwill totaled ($0.39) per share for the year.

``In April 2000, when we assumed control of the DO Group operations and CenterCore manufacturing, accounts receivable and inventory in those operations were at an all-time high of $13.0 million,'' noted Wilson. ``After an evaluation period, we began an aggressive plan to fix factory problems, solve service order issues, reduce inventories, and collect receivables. The benefit of this clean-up plan has been to convert almost half of those assets to cash. The price of the cleanup has been writing down some inventory, increasing receivable reserves, and supporting operating losses associated with the effort. We are confident that the Company has received long-run benefits from our actions even though earnings have temporarily been reduced.''

``In spite of the slowing furniture industry and the economy in general, Mity-Lite and Broda were able to report strong sales and earnings growth for our fiscal fourth quarter,'' said Bradley T Nielson, chief financial officer and chief operating officer of MITY Enterprises. ``Even though we still face significant challenges in our DO Group and CenterCore subsidiaries, we have continued to be successful in converting CenterCore receivables to cash by reducing them by another $1.2 million during the quarter. In addition, we continue to work closely with the people at McDonald Investments to evaluate our strategic alternatives in pursuit of maximizing shareholder value.''

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM (EST) today. The live web simulcast of the conference call will be available to the public online at www.mitylite.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have RealAudio installed. If you do not have RealAudio, go to www.real.com fifteen minutes prior to the call, where you can download RealPlayer 8 Basic for free. A replay of the broadcast will be available within approximately one hour of the broadcast for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture, specialty office seating, office systems and dispatch furniture. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore, DO3, Corel and JG trade names. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit the Company online at www.mitylite.com.

This press release contains ``forward-looking statements'' related to (i) MITY Enterprises' belief that its operational plan in its DO Group and CenterCore operations has reduced operating inefficiencies in the DO Group and CenterCore operations; (ii) MITY Enterprises' confidence that it has received long-run benefits from its operational changes and efforts in its DO Group and CenterCore operations; (iii) MITY Enterprises' belief that earnings have temporarily been reduced; (iv) continuing success in converting CenterCore receivables to cash; (v) MITY Enterprises' continuing to work with McDonald Investments to evaluate strategic alternatives and pursue maximization of shareholder value. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and inherently are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that would cause or contribute to such differences include, but are not limited to (a) MITY Enterprises' ability to identify and successfully pursue appropriate strategic alternatives to maximize shareholder value; (b) challenging market conditions in the specialty furniture marketplace and increased competition in MITY Enterprises' current and future markets, (c) the continued ability of management to generate cash from CenterCore's and DO Group's operating assets and to continue in a timely manner to eliminate CenterCore's manufacturing inefficiencies and improve its inventory management systems and customer service to reduce its operating losses, and (d) other risks and uncertainties detailed in the Company's periodic fillings with the Securities and Exchange Commission. All forward-looking statements in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                        MITY Enterprises, Inc.
                    Unaudited Financial Highlights

                                          Three Months Ended
                                               March 31,
                                 ----------------------------------
                                        2001             2000
                                 ---------------    ---------------
Net sales                           $14,663,000       $13,571,000

Income from operations                  246,000         1,788,000

Net income                              177,000         1,175,000

Basic earnings per share                  $0.03             $0.24

Weighted average number of
  common shares-basic                 5,083,796         4,823,582

Diluted earnings per share                $0.03             $0.23

Weighted average common and
  common equivalent shares-
  diluted                             5,191,244         5,149,675


                                          Fiscal Year Ended
                                               March 31,
                                 ----------------------------------
                                        2001             2000
                                 ---------------    ---------------

Net sales                           $59,427,000       $47,496,000

Income from operations                  (56,000)        6,787,000

Net income                                4,000         4,700,000

Basic earnings per share                  $0.00             $0.98

Weighted average number of
  common shares-basic                 5,076,456         4,812,610

Diluted earnings per share                $0.00             $0.92

Weighted average common and
  common equivalent shares-
  diluted                             5,216,604         5,120,247



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